Exhibit 10.2

EMPLOYMENT AGREEMENT
AGREEMENT, dated as of August 27, 2012, by and between American Axle & Manufacturing Holdings, Inc., a Delaware corporation (the “Company”), and Richard E. Dauch (the “Executive”).
WHEREAS, the Executive currently serves as the Co-Founder, Chairman and Chief Executive Officer of the Company pursuant to an employment agreement dated November 6, 1997 (including all amendments, the “Prior Agreement”);
WHEREAS, the Executive and the Board of Directors of the Company (the “Board”) have determined that as of the date hereof the Executive will no longer serve as the Company's Chief Executive Officer but will continue to serve as the Co-Founder and Executive Chairman of the Company; and
WHEREAS, the Company and the Executive desire to provide for the continued employment of the Executive and to supersede the Prior Agreement with this Agreement;
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.Employment and Duties.

(a)General. Subject to the terms and conditions hereof, the Executive shall serve as the Co-Founder and Executive Chairman of the Company and will have the full powers, responsibilities and authorities customary for the executive chairmen of corporations of the size, type and nature of the Company. The Executive will report solely and directly to the Board. The Executive's principal place of employment shall be the principal offices of the Company currently located in Detroit, Michigan, subject to such reasonable travel as the performance of his duties and the business of the Company may require.
(b)Exclusive Services. For so long as the Executive is employed by the Company, the Executive shall devote his full business working time to his duties hereunder, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and good faith directions and instructions given to him by the Board and shall use his best efforts to promote and serve the interests of the Company. Further, the Executive shall not, directly or indirectly, render material services to any other person or organization without the consent of the Board or otherwise engage in activities that would interfere significantly with the faithful performance of his duties hereunder. Notwithstanding the foregoing, the Executive may (i) serve on corporate, civic or charitable boards provided that, on and after the Effective Date hereof, the Executive provides the Board, in writing, with a list of such boards and receives the consent of the Board to serve on such boards and (ii) engage in charitable activities, provided that such activities do not contravene the first sentence of this Section 1(b).
2.Term. The Executive's employment under this Agreement shall commence on September 1, 2012 (the “Effective Date”) and shall terminate on the earlier of (i) the termination of the Executive's employment under this Agreement or (ii) August 31, 2015; provided that the term of this Agreement shall be automatically extended for two additional one-year terms unless written notice of either party's intention not to extend has been given to the other party at least 60 days prior to the expiration of the then-effective term. The period from the Effective Date until the termination of the Executive's employment under this Agreement, including, if applicable, any extension(s), is referred to herein as the “Term”.

3.Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a)Base Salary. The Company shall pay to the Executive an annual salary (the “Base Salary”) at the rate of $2,000,000 from the Effective Date through August 31, 2015. The Base Salary shall be payable in substantially equal installments at such intervals as may be determined by the Company in accordance with its ordinary payroll practices as established from time to time. If the Term is extended beyond the third anniversary of the Effective Date as set forth in Section 2, the Base Salary shall be reduced to $1,000,000 for each additional year.

(b)Annual Bonus. During the Term the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”). For calendar year 2012, the Annual Bonus shall be determined in accordance with Section 3(b) of the Prior Agreement as if such section remained in effect. Beginning on January 1, 2013, the Annual Bonus shall be determined in accordance with the annual incentive bonus plans applicable to executive officers of the Company in accordance with their

Exhibit 10.2

terms as in effect from time to time and subject to such other terms as the Board, in its sole discretion, may approve. The target amount of the Executive's Annual Bonus on and after January 1, 2013 shall be two times his Base Salary for each fiscal year. The Annual Bonus shall be payable on or before March 15th of the year immediately following the year in which the Annual Bonus is earned. If the Term is extended beyond third anniversary of the Effective Date as set forth in Section 2, the target amount of the Executive's Annual Bonus shall be two times the Base Salary for each additional year.

(c)Equity Compensation. As an inducement to enter into this Agreement and to continue his employment with the Company, on the Effective Date, the Executive shall receive an award of restricted stock units ("Restricted Stock Units") with a grant date value of approximately $6,247,000 in accordance with the terms and conditions set forth in the Company's 2012 Omnibus Incentive Plan and the Company's standard form of Restricted Stock Unit Award Agreement. The Restricted Stock Units shall vest in three approximately equal annual installments commencing on the Effective Date. The Executive shall not be eligible for additional equity or long-term incentive awards during the Term.

(d)Benefit Plans. The Executive shall be entitled to participate, on the same basis and at the same level as generally available to other executive officers of the Company, in any group insurance, hospitalization, medical, health and accident, disability, deferred compensation and retirement plans, and other plans or programs of the Company now existing or hereafter established in accordance with the terms of the plans, as in effect from time to time.

(e)Savings and Retirement Plans. The Executive shall be entitled to participate in all savings and retirement plans applicable generally to other senior executives of the Company, in accordance with the terms of the plans, as may be amended from time to time, including, without limitation, the Amended and Restated American Axle & Manufacturing, Inc. Supplemental Executive Retirement Program (the “SERP”).

(f)Expenses. The Company shall reimburse the Executive for reasonable travel and other business‑related expenses incurred by the Executive in the fulfillment of his duties hereunder upon presentation of written documentation thereof, in accordance with the business expense reimbursement policies and procedures of the Company as in effect from time to time. Payments with respect to reimbursements of expenses shall be made consistent with the Company's reimbursement policies and procedures and in no event later than the last day of the calendar year following the calendar year in which the relevant expense is incurred.

(g)Company Car. The Executive shall be entitled to the use of two Company vehicles and the Company shall provide for all insurance, repairs and maintenance of such vehicles.

(h)Annual Physical Examination. The Executive shall be entitled to an annual physical examination by a physician of the Executive's choice at the cost of the Company consistent with past practices.

(i)Life Insurance. The Company will reimburse the Executive, in accordance with the Company's business expense reimbursement policies and procedures as in effect from time to time, for any premiums paid by the Executive to purchase and maintain a five million dollar ($5,000,000) life insurance policy. The Executive shall have sole and exclusive discretion to designate the beneficiaries of any such policy. Upon any termination of employment other than as a result of the Executive's death or for Cause, the Company will continue to reimburse the Executive for premiums paid to maintain the life insurance policy for up to an additional two years.

(j)Post Retirement Benefits. The Company shall provide the Executive and his eligible dependents with medical, dental and vision coverage upon his retirement from the Company. The terms of such coverage shall be substantially equivalent to the group medical, dental and vision plans offered to the Company's salaried retirees as of December 31, 2007.

4.Termination of Employment. Subject to this Section 4, the Company shall have the right to terminate the Executive's employment at any time, with or without Cause (as defined in Section 5 below), and the Executive shall have the right to terminate his employment at any time, with or without Good Reason (as defined in Section 5 below).

(a)Termination Due to Death or Disability. The Executive's employment under this Agreement will terminate upon the Executive's death and may be terminated by the Company upon not less than 30 days' written notice to the Executive upon the Executive's Disability (as defined in Section 5 below). In the event the Executive's employment terminates as a result of the Executive's death or Disability, the Company shall pay to the Executive (or his estate, as applicable) the Base Salary through and including the date of termination and any bonus earned, but unpaid, for the year prior to the year in which the Executive's Separation from Service (as defined in Section 4(b) below) or death occurs and any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company

Exhibit 10.2

(“Other Accrued Compensation and Benefits”), payable within 30 days of the Executive's Separation from Service by reason of death or Disability. The Executive shall have no further right to receive any other compensation or benefits after such termination of employment.

(b)Termination for Cause; Resignation Without Good Reason. If, prior to the expiration of the Term, the Executive incurs a “Separation from Service” within the meaning of Section 409A(a)(2)(A)(i) of the of the Internal Revenue Code of 1986, as amended (the “Code”) by reason of the Company's termination of the Executive's employment for Cause (as defined in Section 5 below) or if the Executive resigns from his employment hereunder other than for Good Reason (as defined in Section 5 below), the Executive shall only be entitled to payment of his Other Accrued Compensation and Benefits, payable in accordance with Company policies and practices and in no event later than 30 days after the Executive's Separation from Service. The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment.

(c)Termination Without Cause; Resignation for Good Reason Prior to a Change in Control. If, prior to the expiration of the Term, the Executive incurs a Separation from Service by reason of the Company's termination of the Executive's employment without Cause, or if the Executive resigns from his employment for Good Reason, the Executive shall receive the Other Accrued Compensation and Benefits and, subject to Section 4(d), the Company shall continue to pay the Executive the Base Salary (at the rate in effect on the date the Executive's employment is terminated) in accordance with the Company's ordinary payroll practices in effect from time to time for a period of two years commencing on the 60th day following the Executive's Separation from Service.

(d)Execution and Delivery of Release; Restrictive Covenants. The Company shall not be required to make the payments and provide the benefits provided for under Section 4(c) unless (i) the Executive executes and delivers to the Company, within 60 days following the Executive's Separation from Service, a general waiver and release of claims in the form attached hereto as Exhibit A and the release has become effective and irrevocable in its entirety and (ii) the Executive remains in material compliance with the restrictive covenants (the “Restrictive Covenants”) set forth in Sections 7 through 10 of this Agreement. The Executive's failure or refusal to sign the release (or the revocation of such release in accordance with applicable laws) or the Executive's failure to materially comply with the Restrictive Covenants shall result in the forfeiture of the payments and benefits payable under Section 4(c).

(e)Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 26 of this Agreement, except that the Company may waive the requirement for such Notice of Termination by the Executive.

(f)Resignation from Directorships and Officerships. The termination of the Executive's employment for any reason shall constitute the Executive's resignation from (i) any director, officer or employee position the Executive has with the Company and (ii) all fiduciary positions (including as a trustee) the Executive may hold with respect to any employee benefit plans or trusts established by the Company. The Executive agrees that this Agreement shall serve as written notice of his resignation in this circumstance.

5.Definitions.

(a)Cause. For purposes of this Agreement, “Cause” shall mean the termination of the Executive's employment because of:

(i)any act or omission that constitutes a material breach by the Executive of his obligations under this Agreement;

(ii)the willful and continued failure or refusal of the Executive to satisfactorily perform the duties reasonably required of him as the Executive Chairman of the Company;

(iii)the Executive's conviction of, or plea of nolo contendere to, (A) any felony or (B) another crime involving dishonesty or moral turpitude or which reflects negatively upon the Company or otherwise impairs or impedes its operations;

(iv)the Executive's engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is materially injurious to the Company or any of its subsidiaries or affiliates;

Exhibit 10.2

(v)the Executive's material breach of a Restrictive Covenant or a written policy of the Company or any of its subsidiaries or affiliates;

(vi)the Executive's refusal to follow the directions of the Board; or

(vii)any other willful misconduct by the Executive which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates;

provided, however, that no event or condition described in clauses (i), (ii) and (iv) through (vii) shall constitute Cause unless (x) the Company first gives the Executive written notice of its intention to terminate his employment for Cause and the grounds for such termination, (y) such grounds for termination (if susceptible to correction) are not corrected by the Executive within 30 days of his receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, the Executive has not taken all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter) and (z) the Company actually terminates the Executive's employment with the Company within 30 days following the expiration of the 30 day cure period; provided, further, that no act or omission on the Executive's part shall be considered “willful” if it is done by him in good faith and with a reasonable belief that Executive's conduct was lawful and in the best interest of the Company.
(b)Disability. For purposes of this Agreement, “Disability” shall be defined in the same manner as such term or a similar term is defined in the Company long-term disability plan applicable to the Executive.

(c)Good Reason. For purposes of this Agreement, “Good Reason” shall mean the termination of employment by the Executive because of the occurrence of any of the following events without the Executive's prior written consent:
(i)a material decrease in the Executive's compensation or a failure by the Company to pay material compensation in connection with his employment;

(ii)a material diminution of the responsibilities, positions or titles or reporting responsibilities of the Executive from those set forth in this Agreement (other than solely as a result of the Company ceasing to be a publicly-traded company);

(iii)the Company requiring the Executive to be based at any office or location more than 50 miles from Detroit, MI; or
(iv)a material breach by the Company of any term of this Agreement;

provided, however, that no event or condition described in clauses (i) through (iv) shall constitute Good Reason unless (x) the Executive gives the Company written notice of his intention to terminate his employment for Good Reason and the grounds for such termination within 90 days of the Executive first becoming aware of the event giving rise to Good Reason, (y) such grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice (or, in the event that such grounds cannot be corrected within such 30‑day period, the Company has not taken all reasonable steps within such 30‑day period to correct such grounds as promptly as practicable thereafter) and (z) the Executive actually terminates his employment with the Company within 30 days following the expiration of the 30 day cure period. Notwithstanding the above, it shall not be an event of Good Reason for the Company to establish, maintain or modify any compensation recovery, clawback or similar policies generally applicable to senior executives of the Company or to subject any amounts payable to the Executive to such policies as then in effect.
6.Limitations on Severance Payment and Other Payments or Benefits.

(a)Payments. Notwithstanding any provision of this Agreement, if any portion of the severance payments or any other payment under this Agreement, or under any other agreement with the Executive or plan or arrangement of the Company or its affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this Section 6, result in the imposition on the Executive of an excise tax under Code Section 4999, then the Total Payments to be made to the Executive shall either be (i) delivered in full, or (ii) delivered in the greatest amount such that no portion of such Total Payment would be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Executive of the greatest benefit on an after-tax basis (taking into account the Executive's actual marginal rate of federal, state and local income taxation and the Excise Tax).

(b)Determinations. Within thirty (30) days following the Executive's termination of employment or

Exhibit 10.2

notice by one party to the other of its belief that there is a payment or benefit due the Executive that will result in an excess parachute payment, the Company, at the Company's expense, shall select a nationally recognized certified public accounting firm (which may be the Company's independent auditors) (“Accounting Firm”) reasonably acceptable to the Executive, to determine (i) the Base Amount (as defined below), (ii) the amount and present value of the Total Payments, (iii) the amount and present value of any excess parachute payments determined without regard to any reduction of Total Payments pursuant to Section 6(a), and (iv) the net after-tax proceeds to the Executive, taking into account the tax imposed under Code Section 4999 if (x) the Total Payments were reduced in accordance with Section 6(a) or (y) the Total Payments were not so reduced. If the Accounting Firm determines that Section 6(a)(ii) above applies, then the Total Payments hereunder or any other payment or benefit determined by such Accounting Firm to be includable in Total Payments shall be reduced or eliminated so that there will be no excess parachute payment. In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (1) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (2) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).

(c)Definitions and Assumptions. For purposes of this Agreement: (i) the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Code Section 280G and such “parachute payments” shall be valued as provided therein; (ii) present value shall be calculated in accordance with Code Section 280G(d)(4); (iii) the term “Base Amount” means an amount equal to the Executive's “annualized includible compensation for the base period” as defined in Code Section 280G(d)(1); (iv) for purposes of the determination by the Accounting Firm, the value of any noncash benefits or any deferred payment or benefit shall be determined in accordance with the principles of Code Sections 280G(d)(3) and (4) and (v) the Executive shall be deemed to pay federal income tax and employment taxes at his actual marginal rate of federal income and employment taxation, and state and local income taxes at his actual marginal rate of taxation in the state or locality of the Executive's domicile (determined in both cases in the calendar year in which the termination of employment or notice described in Section 6(b) above is given, whichever is earlier), net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes. The Restrictive Covenants have substantial value to the Company and a portion of any Total Payments made to the Executive are in consideration of such covenants.  For purposes of calculating the “excess parachute payment” and the “parachute payments”, the parties intend that an amount equal to at least the highest Base Salary during the 12 month period immediately prior to his termination of employment shall be in consideration of the Restrictive Covenants.  The Accounting Firm shall consider all relevant factors in appraising the fair value of such covenants and in determining the amount of the Total Payments that shall not be considered to be a “parachute payment” or “excess parachute payment”. The determination of the Accounting Firm shall be addressed to the Company and the Executive and such determination shall be binding upon the Company and the Executive.

7.Confidentiality.

(a)Confidential Information. (i) The Executive agrees that he will not at any time, except with the prior written consent of the Company or any of its subsidiaries or affiliates (collectively, the “Company Group”) or, to the extent permitted pursuant to Section 7(a)(ii). as required by law, directly or indirectly, reveal, divulge or disclose to any person, entity or other organization (other than any member of the Company Group or its respective employees, officers, directors, shareholders or agents) or use for the Executive's own benefit any information deemed to be confidential by any member of the Company Group (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business or affairs of any member of the Company Group, including, without limitation, any information concerning customers, business plans, marketing data, or other confidential information known to the Executive by reason of the Executive's employment by, shareholdings in or other association with any member of the Company Group; provided that such Confidential Information does not include any information which (A) is available to the general public or is generally available within the relevant business or industry other than as a result of the Executive's action or (B) is or becomes available to the Executive after his Separation from Service on a non-confidential basis from a third-party source provided that such third-party source is not bound by a confidentiality agreement or any other obligation of confidentiality. Confidential Information may be in any medium or form, including, without limitation, physical documents, electronic files or disks, videotapes, audiotapes, and oral communications.

(ii)In the event that the Executive becomes legally compelled to disclose any Confidential Information, the Executive shall provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Executive shall furnish only that portion of such Confidential Information or take only such action as is legally required by binding order and shall exercise his reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such

Exhibit 10.2

Confidential Information. The Company shall promptly pay (upon receipt of invoices and any other documentation as may be requested by the Company) all reasonable expenses and fees incurred by the Executive, including attorneys' fees, in connection with his compliance with the immediately preceding sentence.

(b)Exclusive Property. The Executive confirms that all Confidential Information is and shall remain the exclusive property of the Company Group. All business records, papers and documents kept or made by the Executive relating to the business of the Company Group shall be and remain the property of the Company Group. Upon the request and at the expense of the Company Group, the Executive shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Company Group, fully and completely, all rights created or contemplated by this Section 7.

8.Non-Competition. The Executive agrees that during his employment with the Company and for a period of two years commencing on the Executive's Separation from Service (the “Restricted Period”), the Executive shall not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on a business competitive with the Company in any geographic area in which the Company Group has engaged in business, or is reasonably expected to engage in business during such Restricted Period (including, without limitation, any area in which any customer of the Company Group may be located); provided, however, that nothing herein shall limit the Executive's right to own not more than 1% of any of the debt or equity securities of any business organization that is then filing reports with the Securities and Exchange Commission pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

9.Non‑Solicitation. The Executive agrees that, during his employment and for the Restricted Period, the Executive shall not, directly or indirectly, other than in connection with the proper performance of his duties in his capacity as an executive of the Company, (a) interfere with or attempt to interfere with any relationship between the Company Group and any of its employees, consultants, independent contractors, agents or representatives, (b) employ, hire or otherwise engage, or attempt to employ, hire or otherwise engage, any current or former employee, consultant, independent contractor, agent or representative of the Company Group in a business competitive with the Company Group or (c) induce or attempt to induce any customer, client, supplier, licensee or other business relation of any member of the Company Group to cease doing business with any member of the Company Group, or in any way interfere with the relationship between any member of the Company Group and any customer, client, supplier, licensee or other business relation of any member of the Company Group. As used herein, the term “indirectly” shall include, without limitation, the Executive's permitting the use of the Executive's name by any competitor of any member of the Company Group to induce or interfere with any employee or business relationship of any member of the Company Group.

10.Assignment of Developments.

(a)The Executive acknowledges that all developments, including, without limitation, the creation of new products, conferences, training/seminars, publications, programs, methods of organizing information, inventions, discoveries, concepts, ideas, improvements, patents, trademarks, trade names, copyrights, trade secrets, designs, works, reports, computer software or systems, flow charts, diagrams, procedures, data, documentation and writings and applications thereof, relating to the business or future business of the Company that the Executive, alone or jointly with others, has discovered, suggested, conceived, created, made, developed, reduced to practice, or acquired during the Executive's employment with or as a result of the Executive's employment with the Company (collectively, "Developments") are works made for hire and shall remain the sole and exclusive property of the Company, free of any reserved or other rights of any kind on the Executive's part. The Executive hereby assigns to the Company all of his rights, titles and interest in and to all such Developments, if any. The Executive agrees to disclose to the Company promptly and fully all future Developments and, at any time upon request and at the expense of the Company, to execute, acknowledge and deliver to the Company all instruments that the Company shall prepare, to give evidence and to take any and all other actions (including, among other things, the execution and delivery under oath of patent or copyright applications and instruments of assignment) that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for, and to acquire, maintain and enforce, all letters patent, trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All data, memoranda, notes, lists, drawings, records, files, investor and client/customer lists, supplier lists and other documentation (and all copies thereof) made or compiled by the Executive or made available to the Executive concerning the Developments or otherwise concerning the past, present or planned business of the Company are the property of the Company, and will be delivered to the Company immediately upon the termination of the Executive's employment with the Company.

(b)If a patent application or copyright registration is filed by the Executive or on the Executive's

Exhibit 10.2

behalf during the Executive's employment with the Company or within one year after the Executive's leaving the Company's employ, describing a Development within the scope of the Executive's work for the Company or which otherwise relates to a portion of the business of the Company of which the Executive had knowledge during the Executive's employment with the Company, it is to be conclusively presumed that the Development was conceived by the Executive during the period of such employment.

11.Certain Remedies

(a)Injunctive Relief. Without intending to limit the remedies available to the Company Group, the Executive agrees that a breach of any of the covenants contained in Sections 7 through 10 of this Agreement may result in material and irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Company Group shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by the covenants contained in Sections 7 through 10 of this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to the Company Group in lieu of, or prior to or pending determination in, any arbitration proceeding.

(b)Extension of Restricted Period. In addition to the remedies the Company may seek and obtain pursuant to this Section 11, the Restricted Period shall be extended by any and all periods during which the Executive shall be found by a court or arbitrator possessing personal jurisdiction over him to have been in violation of the covenants contained in Sections 8 and 9 of this Agreement.

12.Defense of Claims. The Executive agrees that, during the Term, and for a period of two years after termination of the Executive's employment, upon request from the Company, the Executive will cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect the Executive's prior areas of responsibility, except if the Executive's reasonable interests are adverse to the Company in such claim or action. The Company agrees to promptly reimburse the Executive for all of the Executive's reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with the Executive's obligations under this Section 12.

13.Recovery of Compensation. All payments and benefits provided under this Agreement shall be subject to any compensation recovery or clawback policy as required under law or adopted by the Company from time to time.

14.Section 409A of the Code.

(a)General. This Agreement is intended to meet the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent.

(b)Deferred Compensation. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:

(i)If the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive's “Separation from Service” within the meaning of Section 409A(a)(2)(A)(i) of the Code, then no such payment shall be made or commence during the period beginning on the date of the Executive's Separation from Service and ending on the date that is six months following the Executive's Separation from Service or, if earlier, on the date of the Executive's death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the fifteenth day of the first full calendar month following the end of the period (“Delayed Payment Date”).

(ii)Payments with respect to reimbursements of expenses shall be made in accordance with Company policy and in no event later than the last day of the calendar year following the calendar year in which the relevant expense is incurred. No reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code.
(iii)The Company shall not accelerate any payment or the provision of any benefits under this Agreement or make or provide any such payment or benefits if such payment or provision of such benefits would, as a result, be subject to tax under Section 409A of the Code. If, in the good faith judgment of the Company, any provision of this

Exhibit 10.2

Agreement could cause the Executive to be subject to adverse or unintended tax consequences under Section 409A of the Code, such provision shall be modified by the Company in its sole discretion to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A of the Code. It is understood that each installment is a separate payment, and that the timing of payment is within the control of the Company.

(iv)The provisions of this Section 12 shall apply notwithstanding any provisions of this Agreement related to the timing of payments following the Executive's termination or resignation of employment.

15.Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

16.Compensation Recoupment. All payments and benefits paid or payable pursuant to this Agreement or any plan, program or arrangement in which the Executive participates shall be subject to any compensation recoupment, clawback or similar policies generally applicable to executives officers of the Company as required by law or as in effect from time to time.

17.Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive's employment by the Company that cannot be mutually resolved by the parties to this Agreement shall be settled exclusively by arbitration in Detroit, Michigan in accordance with the commercial rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by the Executive, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereon.

18.Nonassignability; Binding Agreement.

(a)By the Executive. This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.

(b)By the Company. This Agreement and all of the Company's rights and obligations hereunder shall not be assignable by the Company except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company's assets. If the Company shall be merged or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner that the Company would be required to perform it if no such succession had occurred. The provisions of this paragraph shall continue to apply to each subsequent employer of the Executive hereunder in the event of any subsequent merger, consolidation, transfer of assets of such subsequent employer or otherwise.

(c)Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Executive's heirs and the personal representatives of the Executive's estate.

19.Withholding. Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

20.Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

21.Governing Law. All matters affecting this Agreement, including the validity thereof, are to be subject to, and interpreted and construed in accordance with, the laws of the State of Michigan applicable to contracts executed in and to be performed in that State.

Exhibit 10.2

22.Survival of Certain Provisions; Severability. The rights and obligations set forth in this Agreement that, by their terms, extend beyond the Term shall survive the Term. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not alter the validity or enforceability of the other provisions hereof.

23.Entire Agreement; Supersedes Previous Agreements. This Agreement contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein, and supersedes the Prior Agreement which includes, without limitation, the Employment Agreement between the Company and the Executive dated November 6, 1997, and each of the amendments thereto dated December 20, 2000, December 10, 2001, November 3, 2005, November 15, 2006, January 31, 2008, December 22, 2009 and October 1, 2011, and all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

24.Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

25.Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

26.Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:
One Dauch Drive
Detroit, Michigan 48211-1198
Attn: Vice President, Human Resources

To the Executive:
To the address of the Executive as reflected on the books and records of the Company

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by personal delivery, upon receipt or (ii) if sent by electronic mail or facsimile, upon receipt by the sender of confirmation of such transmission; provided, however, that any electronic mail or facsimile will be deemed received and effective only if followed, within 48 hours, by a hard copy sent by certified United States mail.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

By: /s/Authorized Signatory

EXECUTIVE

Exhibit 10.2

/s/Richard E. Dauch______________________
RICHARD E. DAUCH

Exhibit 10.2

EXHIBIT A

FORM OF WAIVER AND MUTUAL RELEASE
This Waiver and Mutual Release, dated as of _____________, (this “Release”) by and between Richard E. Dauch (the “Executive”) and American Axle & Manufacturing Holdings, Inc., a Delaware corporation (the “Company”).
WHEREAS, the Executive and the Company are parties to an Employment Agreement, dated [________], 2012 (the “Employment Agreement”), which provided for the Executive's employment on the terms and conditions specified therein; and
WHEREAS, pursuant to Section 4(d) of the Employment Agreement, the Executive has agreed to execute and deliver a release and waiver of claims of the type and nature set forth herein as a condition to his entitlement to certain payments and benefits upon his termination of employment with the Company effective as of _____________ (the “Termination Date”).
NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and for other good and valuable consideration received or to be received in accordance with the terms of the Employment Agreement, the Executive and the Company agree as follows:
1.Return of Property. On or prior to the Termination Date, the Executive represents and warrants that he will return all property made available to him in connection with his service to the Company, including, without limitation, credit cards, any and all records, manuals, reports, papers and documents kept or made by the Executive in connection with his employment as an officer or employee of the Company and its subsidiaries and affiliates, all computer hardware or software, cellular phones, files, memoranda, correspondence, vendor and customer lists, financial data, keys and security access cards.

2.Executive Release.

(a)In consideration of the payments and benefits provided to the Executive under the Employment Agreement and after consultation with counsel, the Executive and each of the Executive's respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Executive Parties”) hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Company Parties”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Executive Parties may have, or in the future may possess, arising out of (i) the Executive's employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the Executive does not release, discharge or waive (w) any rights to payments and benefits provided under the Employment Agreement that are contingent upon the execution by the Executive of this Release, (x) any right the Executive may have to enforce this Release or the Employment Agreement, (y) the Executive's eligibility for indemnification in accordance with the Company's certificate of incorporation, bylaws or other corporate governance document, or any applicable insurance policy, with respect to any liability he incurred or might incur as an employee, officer or director of the Company, or (z) any claims for accrued, vested benefits under any long-term incentive, employee benefit or retirement plan of the Company subject to the terms and conditions of such plan and applicable law including, without limitation, any such claims under the Employee Retirement Income Security Act of 1974, as amended. This Section 2(a) does not apply to any Claims that the Executive Parties may have as of the date the Executive signs this Release arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). Claims arising under ADEA are addressed in Section 2(b) of this Release.

(b)Executive's Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under the Employment Agreement, the Executive Parties hereby unconditionally release and forever discharge the Company Parties from any and all Claims that the Executive Parties may have as of the date the Executive signs this Release arising under ADEA. By signing this Release, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Release and to have such attorney explain to the Executive the terms of this Release, including, without limitation, the terms relating to the Executive's release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Release and to consult with an attorney of his choosing with respect thereto; and (iii) the Executive knowingly and

Exhibit 10.2

voluntarily accepts the terms of this Release. The Executive also understands that he has seven days following the date on which he signs this Release (the “Revocation Period”) within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph. No such revocation by the Executive shall be effective unless it is in writing and signed by the Executive and received by the Company prior to the expiration of the Revocation Period.

3.Company Release. The Company, for itself and on behalf of the Company Parties, hereby irrevocably and unconditionally releases and forever discharges the Executive Parties from any and all Claims, including, without limitation, any Claims under any federal, state, local or foreign law, that the Company Parties may have, or in the future may possess, arising out of (a) the Executive's employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service, and (b) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof, excepting any Claim which would constitute or result from conduct by the Executive that would constitute a crime under applicable state or federal law; provided, however, notwithstanding the generality of the foregoing, nothing herein shall be deemed to release the Executive Parties from (x) any rights or claims of the Company arising out of or attributable to (A) the Executive's actions or omissions involving or arising from fraud, deceit, theft or intentional or grossly negligent violations of law, rule or statute while employed by the Company and (B) the Executive's actions or omissions taken or not taken in bad faith with respect to the Company; and (y) the Executive or any other Executive Party's obligations under this Release or the Employment Agreement.

4.No Assignment. The parties represent and warrant that they have not assigned any of the Claims being released under this Release.

5.Proceedings.
(a)General Agreement Relating to Proceedings. The parties represent and warrant that they have not filed, and they agree not to initiate or cause to be initiated on their behalf, any complaint, charge or claim against the other party before any local, state or federal agency, court or other body relating to the Executive's employment or the termination thereof, other than with respect to any claim that is not released hereunder including with respect to the obligations of the Company to the Executive and the Executive to the Company under the Employment Agreement (each, individually, a “Proceeding”), and each party agrees not to participate voluntarily in any Proceeding. The parties waive any right they may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

(b)Proceedings Under ADEA. Section 5(a) shall not preclude the Executive from filing any complaint, charge or claim challenging the validity of the Executive's waiver of Claims arising under ADEA (which is set forth in Section 2(b) of this Release). However, both the Executive and the Company confirm their belief that the Executive's waiver of claims under ADEA is valid and enforceable, and that their intention is that all claims under ADEA will be waived.

(c)Certain Administrative Proceedings. In addition, Section 5(a) shall not preclude the Executive from filing a charge with or participating in any administrative investigation or proceeding by the Equal Employment Opportunity Commission or another Fair Employment Practices agency. The Executive is, however, waiving his right to recover money in connection with any such charge or investigation. The Executive is also waiving his right to recover money in connection with any charge filed by any other entity or individual, or by any federal, state or local agency.

6.Remedies.

(a)Each of the parties understands that by entering into this Release such party will be limiting the availability of certain remedies that such party may have against the other party and such party's ability to pursue certain claims against the other party.

(b)Each of the parties acknowledges and agrees that the remedy at law available to such party for breach of any of the obligations under this Release would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, each of the parties acknowledges, consents and agrees that, in addition to any other rights or remedies that such party may have at law or in equity, such party shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or security, restraining the other party from breaching its obligations under this Release. Such injunctive relief in any court shall be available to the relevant party, in lieu of, or prior to or pending determination in, any arbitration proceeding.

7.Cooperation. From and after the Termination Date, the Executive shall cooperate in all reasonable respects

Exhibit 10.2

with the Company, its affiliates and subsidiaries and their respective directors, officers, attorneys and experts in connection with the conduct of any action, proceeding, investigation or litigation involving the Company or any of its affiliates or subsidiaries, including any such action, proceeding, investigation or litigation in which the Executive is called to testify.

8.Unfavorable Comments.

(a)Public Comments by the Executive. The Executive agrees to refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically: (i) any derogatory comment concerning the Company, its affiliates or subsidiaries or any of their current or former directors, officers, employees or shareholders, or (ii) any other comment that could reasonably be expected to be detrimental to the business or financial prospects or reputation of the Company or any of its affiliates or subsidiaries.

(b)Public Comments by the Company. The Company agrees to instruct its directors and employees to refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically: (i) any derogatory comment concerning the Executive, or (ii) any other comment that could reasonably be expected to be detrimental to the Executive's business or financial prospects or reputation.

9.Severability Clause. In the event any provision or part of this Release is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Release, will be inoperative.

10.Non-admission. Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or the Executive.

11.Governing Law. All matters affecting this Release, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Michigan applicable to contracts executed in and to be performed in that State.

12.Arbitration. Any dispute or controversy arising under or in connection with this Release shall be resolved in accordance with Section 17 of the Employment Agreement.

13.Notices. All notices or communications hereunder shall be made in accordance with Section 26 of the Employment Agreement:

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS RELEASE, THAT HE HAS REVIEWED IT WITH AND OBTAINED THE ADVICE OF COUNSEL AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASES PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, the parties have executed this Release as of the date first set forth above.
AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

By: ______________________________
EXECUTIVE

By: _______________________________
RICHARD E. DAUCH